Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Mary Twinem 952.253.0731	Sally Smith – President and CEO Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces
Fourth Quarter 2009 Results

– Same-store sales increases of 2.6% at company-owned and 2.0% at franchised restaurants –

– Earnings per diluted share increase of 7.0% to $0.46 –

Minneapolis, Minnesota, February 11, 2010 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the fourth quarter ended December 27, 2009. Highlights for the fourth quarter versus the same period a year ago were:

o	Total revenue increased 19.6% to $145.0 million

o	Company-owned restaurant sales grew 19.5% to $131.2 million

o	Same-store sales increased 2.6% at company-owned restaurants and 2.0% at franchised restaurants

o	Net earnings increased 7.9% to $8.3 million from $7.7 million, and earnings per diluted share increased 7.0% to $0.46 from $0.43

Sally Smith, President and Chief Executive Officer, commented, “The fourth quarter capped off another successful year that exceeded all of our annual growth goals. Our fast-paced unit growth throughout 2009 further established our position as a leader in the casual dining category as we opened 92 additional locations, a 16% increase in total units. Our 2009 revenue increase of nearly 28% is testimony that our restaurant team members remained dedicated to creating a compelling dining experience for our Guests. And, our focus on bottom-line performance is validated by impressive annual net earnings growth of over 25%.”

Ms. Smith continued, “In the fourth quarter, we achieved strong top-line performance as revenue increased 20%, fueled in part by 2.6% same-store sales increases at company-owned restaurants and 2.0% at franchised locations. Net earnings increased 7.9% for the quarter, yet didn’t hamper our ability to exceed our annual net earnings goal even though we experienced a quarterly increase in insurance costs and stock compensation expense.”

Total revenue increased 19.6% to $145.0 million in the fourth quarter compared to $121.2 million in the fourth quarter of 2008. Company-owned restaurant sales for the quarter increased 19.5% over the same period in 2008, to $131.2 million driven by a company-owned same-store sales increase of 2.6% and 35 additional company-owned restaurants in operation at the end of fourth quarter 2009 relative to the same period in 2008. Franchise royalties and fees increased 21.1% to $13.8 million versus $11.4 million in the fourth quarter of 2008. This increase was the result of a franchised same-store sales increase of 2.0% and 57 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $44,583 for the fourth quarter of 2009 compared to $43,864 for the same quarter last year, a 1.6% increase. Franchised restaurants averaged $50,115 for the period versus $48,424 in the fourth quarter a year ago, a 3.5% increase.

For the fourth quarter, net earnings increased 7.9% to $8.3 million versus $7.7 million in the fourth quarter of 2008. Earnings per diluted share were $0.46, as compared to fourth quarter 2008 earnings per diluted share of $0.43.

2010 Outlook

“The first quarter is an exciting time for Buffalo Wild Wings and a great time of year for sports fans!” Ms. Smith remarked. “The excitement of the Super Bowl, one of our biggest sales days, is still buzzing as we transition into the Winter Olympics and begin gearing up for the college basketball tournaments. We’ll debut a new menu and a new TV spot. In addition, we are operationally focused on building sales and profitability, with an intense dedication toward delivering a fun and unique dining experience.”

Ms. Smith concluded, “We are moving full speed ahead! Buffalo Wild Wings is a great brand with tremendous opportunity. Despite the challenges of our economy, our momentum has continued and we achieved the healthy annual growth goals we set for ourselves. We are confident we can achieve our new annual goals of 13% to 15% unit growth and 20% net earnings growth in 2010.”

Buffalo Wild Wings will be hosting a conference call today, February 11, 2010 at 4:00 p.m. Central Standard Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until February 18, 2010. To access this replay, please dial 1.303.590.3030, password 4205262.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 658 Buffalo Wild Wings locations across 42 states.

Forward-looking Statements

Certain statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, those relating to our fourth quarter sales and projected unit, revenue and earnings growth rates for 2010 and beyond. Forward-looking statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, without limitation, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, the actual number of locations opened during 2010 and beyond, market acceptance in the new geographic regions we enter, unforeseen obstacles in developing nontraditional sites, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the sales at company-owned and franchised locations, the cost of commodities, the success of our key initiatives and our advertising and marketing campaigns, our ability to control other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, or the smoking of tobacco, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Fiscal years ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Revenue:
Restaurant sales	$131,225	109,836	488,702	379,686
Franchising royalties and fees	13,781	11,377	50,222	42,731
Total revenue	145,006	121,213	538,924	422,417

Costs and expenses:
Restaurant operating costs:
Cost of sales	39,720	32,181	147,659	113,266
Labor	38,581	32,442	146,555	114,609
Operating	20,989	17,398	76,358	60,205
Occupancy	8,588	7,285	32,362	25,157
Depreciation and amortization	8,955	6,902	32,605	23,622
General and administrative (1)	13,268	11,079	49,404	40,151
Preopening	2,471	2,511	7,702	7,930
Loss on asset disposals and impairment	639	15	1,928	2,083
Total costs and expenses	133,211	109,813	494,573	387,023
Income from operations	11,795	11,400	44,351	35,394
Investment income	209	(126)	1,077	970
Earnings before income taxes	12,004	11,274	45,428	36,364
Income tax expense	3,666	3,547	14,757	11,929
Net earnings	$8,338	7,727	30,671	24,435
Earnings per common share – basic	$0.46	0.43	1.70	1.37
Earnings per common share – diluted	0.46	0.43	1.69	1.36
Weighted average shares outstanding – basic	18,038	17,854	18,010	17,813
Weighted average shares outstanding – diluted	18,208	18,011	18,177	17,995

(1) Includes stock-based compensation of $2,212, $1,679, $6,490, and $4,900, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Fiscal years ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Revenue:
Restaurant sales	90.5%	90.6%	90.7%	89.9%
Franchising royalties and fees	9.5	9.4	9.3	10.1
Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	30.3	29.3	30.2	29.8
Labor	29.4	29.5	30.0	30.2
Operating	16.0	15.8	15.6	15.9
Occupancy	6.5	6.6	6.6	6.6
Depreciation and amortization	6.2	5.7	6.1	5.6
General and administrative	9.1	9.1	9.2	9.5
Preopening	1.7	2.1	1.4	1.9
Loss on asset disposals and impairment	0.4	0.0	0.4	0.5
Total costs and expenses	91.9	90.6	91.8	91.6
Income from operations	8.1	9.4	8.2	8.4
Investment income	0.1	(0.1)	0.2	0.2
Earnings before income taxes	8.3	9.3	8.4	8.6
Income tax expense	2.5	2.9	2.7	2.8
Net earnings	5.8%	6.4%	5.7%	5.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 27, 2009 and December 28, 2008

(Dollar amounts in thousands)

(unaudited)

	December 27, 2009	December 28, 2008
Assets
Current assets:
Cash and cash equivalents	$9,580	8,347
Marketable securities	43,632	36,157
Accounts receivable – franchisees, net of allowance of $25	2,118	895
Accounts receivable – other	7,383	5,759
Inventory	3,644	3,104
Prepaid expenses	2,972	3,294
Refundable income taxes	1,872	1,611
Deferred income taxes	2,938	1,731
Total current assets	74,139	60,898

Property and equipment, net	189,639	154,432
Restricted assets	24,384	7,670
Other assets	9,665	9,846
Goodwill	11,246	10,972
Total assets	$309,073	243,818

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,706	2,514
Accounts payable	13,436	16,691
Accrued compensation and benefits	19,554	14,155
Accrued expenses	6,540	7,116
Current portion of deferred lease credits	84	56
Total current liabilities	42,320	40,532

Long-term liabilities:
Other liabilities	1,422	1,270
System-wide payables	24,384	7,670
Deferred income taxes	14,940	8,916
Deferred lease credits, net of current portion	16,174	13,837
Total liabilities	99,240	72,225

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,054,375 and 17,887,271, respectively	93,887	86,318
Retained earnings	115,946	85,275
Total stockholders’ equity	209,833	171,593
Total liabilities and stockholders’ equity	$309,073	243,818

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Fiscal years ended
	December 27, 2009	December 28, 2008
Cash flows from operating activities:
Net earnings	$30,671	24,435
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	31,993	23,415
Amortization	612	207
Loss on asset disposals and impairment	1,928	2,083
Deferred lease credits	2,181	1,955
Deferred income taxes	4,817	6,322
Stock-based compensation	6,490	4,900
Excess tax benefit from stock issuance	(1,453)	(615)
Change in operating assets and liabilities, net of effect of acquisition:
Trading securities	(2,051)	23
Accounts receivable	(2,663)	375
Inventory	(540)	(473)
Prepaid expenses	322	(152)
Other assets	(490)	(608)
Unearned franchise fees	192	198
Accounts payable	1,150	809
Income taxes	1,192	890
Accrued expenses	4,935	2,343
Net cash provided by operating activities	79,286	66,107

Cash flows from investing activities:
Acquisition of property and equipment	(73,748)	(67,396)
Purchase of marketable securities	(57,024)	(116,259)
Proceeds of marketable securities	51,600	146,592
Acquisition of franchised restaurants	—	(23,071)
Net cash used in investing activities	(79,172)	(60,134)

Cash flows from financing activities:
Issuance of common stock	1,179	1,227
Excess tax benefit from stock issuance	1,453	615
Tax payments for restricted stock	(1,513)	(989)
Net cash provided by financing activities	1,119	853
Net increase in cash and cash equivalents	1,233	6,826

Cash and cash equivalents at beginning of year	8,347	1,521
Cash and cash equivalents at end of year	$9,580	8,347

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2009	206	215	220	232
2008	165	169	187	197
2007	140	145	148	161
2006	124	129	134	139
2005	106	110	116	122

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2009	373	383	400	420
2008	340	346	348	363
2007	299	301	313	332
2006	260	270	278	290
2005	212	224	234	248

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%
2005	6.1%	2.7%	1.8%	2.5%	3.2%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%
2005	3.2%	1.8%	1.1%	2.6%	2.2%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2009	$45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033
2005	33,195	30,531	31,361	33,953	32,304

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2009	$50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975
2005	41,309	39,824	40,149	42,533	40,999